Exhibit 99.1

OTTAWA BANCORP, INC.

Announces Fourth Quarter 2018 Results

Ottawa, Illinois – February 14, 2019 - Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.6 million, or $0.18 per basic and diluted common share, for the three months ended December 31, 2018, compared to a net loss of $0.5 million, or $0.14 per basic and diluted common share, for the three months ended December 31, 2017. For the year ended December 31, 2018, net income was $2.0 million, or $0.62 per basic and $0.61 per diluted common share, compared to net income of $0.8 million, or $0.25 per basic and diluted common share for the year ended December 31, 2017. During the fourth quarter of 2018 the Company continued to grow its loan portfolio which increased to $235.9 million at December 31, 2018 from $224.1 million at September 30, 2018 and from $207.0 million at December 31, 2017. Non-performing loans totaled $1.5 million at both December 31, 2018 and September 30, 2018. At December 31,2017, non-performing loans were at $1.6 million. The ratio of non-performing loans to gross loans remained at 0.63% at September 30, 2018 and at December 31, 2018 but remained lower than the 0.75% at December 31, 2017.

Additionally, through December 31, 2018, the Company has repurchased a total of 136,221 shares of its common stock at an average price of $13.93 per share as part of its current stock repurchase program which was approved on November 7, 2018 and the previous stock repurchase program that expired on November 15, 2018. During the quarter ended December 31, 2018, the Company repurchased a total of 35,986 shares of its common stock at an average price of $13.52 per share as part of these programs. For 2018, the Company repurchased a total of 118,621 shares of its common stock at an average price of $13.85 per share as part of these programs.

Comparison of Results of Operations for the Three Months Ended December 31, 2018 and December 31, 2017

Net income for the three months ended December 31, 2018 was $0.6 million compared to a net loss of $0.5 million for the three months ended December 31, 2017. The increase in net income of $1.1 million, or 220.0%, was primarily attributed to a decrease in income tax expense of $0.8 million. Additionally, the Company experienced a slight increase in net interest income and total other income during the period and slightly lower total other expenses.

Net interest income increased by $0.1 million, or 2.5%, to $2.3 million for the three months ended December 31, 2018, from $2.2 million for the three months ended December 31, 2017. Interest and dividend income increased $0.4 million, or 14.5%, primarily due to an increase in the average balances of interest-earning assets of $34.9 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 46 basis points to 1.18% for the three months ended December 31, 2018. The net interest margin decreased 41 basis points, or 11.0% to 3.41% during the three months ended December 31, 2018 as compared to 3.82% for the three months ended December 31, 2017.

We recorded a provision for loan losses of approximately $0.2 million for the three-month period ended December 31, 2018 compared to $0.1 million for the three-month period ended December 31, 2017. The allowance for loan losses was $2.6 million, or 1.10% of total gross loans at December 31, 2018 compared to $2.5 million, or 1.18% of gross loans at December 31, 2017. Net charge-offs during the fourth quarter of 2018 were approximately $0.1 million compared to $0.1 million during the fourth quarter of 2017. General reserves were higher at December 31, 2018, when compared to December 31, 2017, as the balances in most loan categories increased during the year ended December 31, 2018. These increases to the allowance for loan losses were slightly off-set by improvements in historical loss levels and augmented by changes in qualitative factors during the year ended December 31, 2018, as compared to the same period ended December 31, 2017. Additionally, specific reserves as of December 31, 2018 were higher than they were as of December 31, 2017.

Total other income increased $0.1 million to $0.6 million for the three months ended December 31, 2018 from $0.5 million for the three months ended December 31, 2017. Loan origination and servicing income, customer service fees and other income increased slightly during the three months ended December 31, 2018 as compared to the prior year quarter but were offset by slightly lower income on gain on sale of loans.

Total other expense decreased $0.1 million, or 8.1%, to $2.0 million for the three months ended December 31, 2018, as compared to $2.1 million for the three months ended December 31, 2017.  The decrease was primarily due to lower salaries and employee benefits due to loan volume being lower during the fourth quarter of 2018 in comparison to the fourth quarter of 2017.

We recorded income tax expense of approximately $0.2 million for the three-month period ended December 31, 2018 compared to $1.0 million for the same period ended December 31, 2017. The fourth quarter 2017 results were negatively impacted by a reduction in value of the Company’s net deferred tax assets which resulted in a charge of approximately $0.8 million, or $0.25 per basic and diluted common share, to income tax expense. This income tax adjustment resulted from the December 22, 2017 enactment of the Tax Cuts and Jobs Act (the “TCJA”), which lowered the corporate tax rate from 34% to 21%. Prior to the enactment of TCJA, the Company’s net deferred tax assets were valued based upon the projection of a 34% future tax benefit.

Comparison of Results of Operations for the Years Ended December 31, 2018 and December 31, 2017

Net income was $2.0 million for the year ended December 31, 2018 compared to $0.8 million for the year ended December 31, 2017. The increase in net income of $1.2 million or 150.0% was primarily attributed to a decrease of income tax expense of $0.8 million, an increase of $0.5 million in net interest income, and a $0.1 million increase in other income. These increases were offset partially by an increase in total other expenses of $0.3 million.

Net interest income increased by $0.5 million, or 5.8%, to $9.1 million for the year ended December 31, 2018, from $8.6 million for the year ended December 31, 2017. Interest and dividend income increased $1.5 million, or 15.2%, primarily due to an increase in the average balances of interest-earning assets of $31.3 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 36 basis points to 0.96% for the year ended December 31, 2018. The net interest margin decreased 27 basis points, or 7.0% to 3.57% during the year ended December 31, 2018 as compared to 3.84% during the year ended December 31, 2017.

We recorded a provision for loan losses of approximately $0.5 million for the year ended December 31, 2018 and approximately $0.6 million for the year ended December 31, 2017. The allowance for loan losses was $2.6 million, or 1.10% of total gross loans at December 31, 2018 compared to $2.5 million, or 1.18% of gross loans at December 31, 2017. Net charge-offs totaled $0.4 million for both the years ended December 31, 2018 and 2017. General reserves were higher at December 31, 2018, when compared to December 31, 2017, as the balances in most loan categories increased during the year ended December 31, 2018. These increases to the allowance for loan losses were slightly off-set by improvements in historical loss levels and augmented by changes in qualitative factors during the year ended December 31, 2018, as compared to the same year ended December 31, 2017. Additionally, specific reserves as of December 31, 2018 were higher than they were as of December 31, 2017.

Total other income increased $0.1 million to $2.3 million for the year ended December 31, 2018, as compared to the year ended December 31, 2017. The increase was primarily due to higher revenues for loan origination and servicing income, customer service fees and gain on sale of foreclosed real estate offset slightly by a decrease in gain on sale of loans.

Total other expense increased $0.3 million, or 3.7%, to $8.2 million for the year December 31, 2018, as compared to $7.9 million for the year ended December 31, 2017.  The increase was primarily due to higher other expenses, increased loan expenses, and higher data processing expenses.

We recorded income tax expense of approximately $0.7 million for the year ended December 31, 2018 as compared to $1.5 million for the year ended December 31, 2017. The 2017 results were negatively impacted by a reduction in value of the Company’s net deferred tax assets which resulted in a charge of approximately $0.8 million, or $0.25 per basic and diluted common share, to income tax expense. This income tax adjustment resulted from the December 22, 2017 enactment of TCJA, which lowered the corporate tax rate from 34% to 21%. Prior to the enactment of TCJA, the Company’s net deferred tax assets were valued based upon the projection of a 34 percent future tax benefit.

Comparison of Financial Condition at December 31, 2018 and December 31, 2017

Total consolidated assets as of December 31, 2018 were $292.7 million, an increase of $37.3 million, or 14.6%, from $255.4 million at December 31, 2017.  The increase was primarily due to an increase of $28.9 million in the net loan portfolio, an increase in cash and cash equivalents of $4.5 million, an increase in federal funds sold of $4.8 million and an increase in other assets of $0.4 million, partially off-set by decreases in securities available for sale of $0.5 million, non-marketable equity securities of $0.1 million, and loans held for sale of $0.5 million.

Cash and cash equivalents increased $4.5 million, or 120.0%, to $8.3 million at December 31, 2018 from $3.8 million at December 31, 2017. The increase in cash and cash equivalents was primarily a result of cash provided by financing activities of $35.1 million and cash provided by operating activities of $3.5 million exceeding cash used in investing activities of $34.1 million.

Securities available for sale decreased $0.5 million, or 2.0%, to $25.5 million at December 31, 2018 from $26.0 million at December 31, 2017, as paydowns, calls, and maturities exceeded new securities purchases.

Net loans increased by $28.9 million, or 14.0% to $235.9 million at December 31, 2018 compared to $207.0 million at December 31, 2017 primarily as a result of a $17.7 million increase in one-to-four family loans, a $1.5 million increase in purchased auto loans, a $9.1 million increase in consumer direct loans, a $3.2 million increase in non-residential real estate loans, and a $1.1 million increase in multi-family residential loans, partially off-set by a $3.5 million decrease in commercial loans.

Total deposits increased $40.5 million, or 22.2%, to $223.3 million at December 31, 2018 from $182.8 million at December 31, 2017. At December 31, 2018 checking accounts increased by $27.5 million and certificates of deposit increased by $15.7 million as compared to December 31, 2017. Offsetting these increases, money market accounts decreased by $2.5 million, and savings accounts decreased by $0.2 million since December 31, 2017.

FHLB advances decreased $3.0 million, or 19.9% to $12.1 million at December 31, 2018 compared to $15.1 million at December 31, 2017.

Stockholders’ equity decreased approximately $0.3 million, or 0.5% to $52.8 million at December 31, 2018 from $53.1 million at December 31, 2017. The decrease reflects $1.6 million to repurchase and cancel 118,621 outstanding shares of Company common stock, $0.9 million in dividends and a decrease in other comprehensive income of $0.2 million related to a decrease in the fair value of securities available for sale. These decreases were partially off-set by net income of $2.0 million for the year ended December 31, 2018 and proceeds from stock options exercised, equity incentive plan shares issued and the allocation of ESOP shares totaling approximately $0.4 million.

Annual Meeting of Stockholders

On February 14, 2019, the Company also announced that its annual meeting of stockholders will be held on Wednesday, May 15, 2019.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
December 31, 2018 and December 31, 2017
(Unaudited)

	December 31,	December 31,
	2018	2017
Assets
Cash and due from banks	$2,244,114	$2,426,924
Interest bearing deposits	6,013,890	1,328,893
Total cash and cash equivalents	8,258,004	3,755,817
Time deposits	250,000	250,000
Federal funds sold	5,663,000	939,000
Securities available for sale	25,533,767	26,045,675
Non-marketable equity securities	769,121	918,387
Loans, net of allowance for loan losses of $2,627,738 and $2,472,446 at December 31, 2018 and December 31, 2017, respectively	235,926,419	207,035,091
Loans held for sale	-	499,375
Premises and equipment, net	6,621,080	6,670,088
Accrued interest receivable	824,542	794,449
Foreclosed real estate	-	84,100
Deferred tax assets	1,898,141	1,870,490
Cash surrender value of life insurance	2,341,453	2,293,800
Goodwill	649,869	649,869
Core deposit intangible	228,000	286,000
Other assets	3,700,229	3,307,734
Total assets	$292,663,625	$255,399,875
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$13,885,265	$11,562,801
Interest bearing	209,390,810	171,211,823
Total deposits	223,276,075	182,774,624
Accrued interest payable	5,648	661
FHLB advances	12,087,152	15,105,287
Other liabilities	4,470,384	4,416,368
Total liabilities	239,839,259	202,296,940
Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,358,822 and 3,451,802 shares issued at December 31, 2018 and December 31, 2017, respectively	33,589	34,518
Additional paid-in-capital	35,579,606	36,949,508
Retained earnings	18,859,232	17,720,962
Unallocated ESOP shares	(1,576,616)	(1,754,632)
Unearned management recognition plan shares	(40,361)	-
Accumulated other comprehensive (loss) income	(31,084)	152,579
Total stockholders' equity	52,824,366	53,102,935
Total liabilities and stockholders' equity	$292,663,625	$255,399,875

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2018 and 2017
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Interest and dividend income:
Interest and fees on loans	$2,687,618	$2,386,333	$10,229,270	$8,677,914
Securities:
Residential mortgage-backed and related securities	75,443	75,116	281,418	435,673
State and municipal securities	102,547	103,922	408,467	477,921
Dividends on non-marketable equity securities	10,062	6,930	24,535	12,084
Interest-bearing deposits	79,457	8,919	155,322	30,322
Total interest and dividend income	2,955,127	2,581,220	11,099,012	9,633,914
Interest expense:
Deposits	574,632	286,868	1,762,113	963,242
Borrowings	75,383	45,665	218,512	81,625
Total interest expense	650,015	332,533	1,980,625	1,044,867
Net interest income	2,305,112	2,248,687	9,118,387	8,589,047
Provision for loan losses	150,000	115,000	527,500	575,000
Net interest income after provision for loan losses	2,155,112	2,133,687	8,590,887	8,014,047
Other income:
Gain on sale of loans, net	120,402	174,394	584,929	696,754
Gain on sale of foreclosed real estate, net	17,187	15,531	116,295	44,773
Gain (loss) on sale of repossessed assets, net	(11)	(459)	4,917	14,686
Loan origination and servicing income	242,718	171,197	858,087	633,984
Origination of mortgage servicing rights, net of amortization	(3,747)	16,573	23,230	71,978
Customer service fees	143,022	122,166	527,739	482,525
Increase in cash surrender value of life insurance	12,032	12,040	47,653	48,222
Other	47,371	26,711	119,977	115,755
Total other income	578,974	538,153	2,282,827	2,108,677
Other expenses:
Salaries and employee benefits	1,039,589	1,178,719	4,295,121	4,303,658
Directors fees	43,000	40,800	180,750	163,200
Occupancy	143,519	159,607	637,872	644,103
Deposit insurance premium	16,077	15,541	66,010	57,189
Legal and professional services	108,926	78,591	388,199	360,720
Data processing	179,391	158,627	664,601	593,871
Loss on sale of securities, net	-	72,175	-	29,114
Loan expense	172,642	189,443	725,125	592,531
Valuation adjustments and expenses on foreclosed real estate	837	1,753	26,102	11,937
Other	258,842	239,739	1,216,412	1,047,628
Total other expenses	1,962,823	2,134,995	8,200,192	7,804,951
Income before income tax expense	771,263	536,845	2,673,522	2,317,773
Income tax expense	202,555	1,000,417	679,216	1,503,749
Net income (loss)	$568,708	$(463,572)	$1,994,306	$814,024
Basic earnings (loss) per share	$0.18	$(0.14)	$0.62	$0.25
Diluted earnings (loss) per share	$0.18	$(0.14)	$0.61	$0.25
Dividends per share	$0.05	$0.04	$0.265	$0.16

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)

	At December 31,	At December 31,
	2018	2017
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$292,663	$255,400
Loans, net (1)	235,926	207,035
Securities available for sale	25,534	26,046
Deposits	223,276	182,775
Stockholders' Equity	52,824	53,103
Book Value per common share	$15.73	$15.38
Tangible Book Value per common share (2)	$15.47	$15.11

(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses. (2) Non-GAAP measure. Excludes goodwill and core deposit intangible.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$2,955	$2,581	$11,099	$9,634
Total interest expense	650	332	1,981	1,045
Net interest income	2,305	2,249	9,118	8,589
Provision for loan losses	150	115	528	575
Other income	579	538	2,283	2,109
Other expense	1,963	2,135	8,200	7,805
Income tax expense	202	1,001	679	1,504
Net income (loss)	$569	$(464)	$1,994	$814
Basic earnings (loss) per share	$0.18	$(0.14)	$0.62	$0.25
Diluted earnings (loss) per share	$0.18	$(0.14)	$0.61	$0.25
Dividends per share	$0.05	$0.04	$0.265	$0.16

	At or for the Three Months Ended		At or for theYear Ended
	December 31,		December 31,
	2018	2017	2018	2017
Performance Ratios:
Return on average assets	0.79%	(0.73)%	0.73%	0.34%
Return on average stockholders' equity	4.32	(3.54)	3.77	1.55
Average stockholders' equity to average assets	18.20	20.64	19.29	21.66
Stockholders' equity to total assets at end of period	18.05	20.79	18.05	20.79
Net interest rate spread (1)	3.19	3.66	3.39	3.70
Net interest margin (2)	3.41	3.82	3.57	3.84
Average interest-earning assets to average interest-bearing liabilities	122.98	127.12	123.14	128.98
Other expense to average assets	0.68	0.84	2.99	3.22
Efficiency ratio (3)	68.06	76.62	71.92	72.96
Dividend payout ratio	27.78	(28.57)	43.44	64.00

	At December 31,	At December 31,
	2018	2017
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	21.08%	22.52%
Tier 1 core capital (to risk-weighted assets)	19.88	21.27
Common equity Tier 1 (to risk-weighted assets)	19.88	21.27
Tier 1 leverage (to adjusted total assets)	15.16	16.21
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding	0.16	0.18
Allowance for loan losses to gross loans outstanding	1.10	1.18
Non-performing loans to gross loans (5)	0.63	0.75
Non-performing assets to total assets (5)	0.54	0.65
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents total other expenses divided by the sum of net interest income and total other income.
(4) Ratios are for Ottawa Savings Bank.
(5) Non-performing loans and assets include accruing loans past due 90 days or more.